For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                   FIRST QUARTER 2005 EARNINGS


Berwick, Pennsylvania - April 29, 2005 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,755,000 for the quarter ending March 31, 2005, as compared to $1,856,000 for the first quarter of 2004. Return on assets and return on equity annualized were 1.40% and 12.98%, respectively, for the quarter ending March 31, 2005.

Earnings per share were $.40 for the first quarter of 2005, compared to $.42 for the first quarter of 2004. Cash dividends per share were $.20 for the quarter ending March 31, 2005, an increase of 15.6% over the first quarter of 2004. Per share amounts have been adjusted to reflect a 3 for 2 stock split in the form of a 50% stock dividend paid May 11, 2004.

Total assets increased to $498,084,000 as of March 31, 2005, an increase of 0.5% over the first quarter of 2004. In addition, total deposits increased $6,137,000 to $363,094,000 as of March 31, 2005. Shareholder equity remained strong at $51,691,000 resulting in a leverage ratio of 9.85% as of March 31, 2005.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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